Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2016 Share Option and Incentive Plan (as amended) of BeiGene, Ltd. of our reports dated March 2, 2020, with respect to the consolidated financial statements of BeiGene, Ltd. and the effectiveness of internal control over financial reporting of BeiGene, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China
August 6, 2020